Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

GOLF TRUST OF AMERICA, INC.

We hereby consent to the incorporation by reference in the Registration Statements No. 333-46657, No. 333-39628 and No. 333-46659 on Form S-8 and Registration Statements No. 333-56251, No. 333-39624 and No. 333-39622 on Form S-3 of our reports dated April 12, 2006, relating to the consolidated financials statements, which appears in this Annual Report on Form 10-K of Golf Trust of America, Inc. We also consent to the incorporation by reference of our report dated April 12, 2006 relating to the financial statement schedule which appears in this Form 10-K.

/s/ BDO SEIDMAN, LLP
Charlotte, North Carolina
April 12, 2006	BDO Seidman, LLP